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Bay View
Capital Corporation                          News Release
                                             -----------------


                                             NASDAQ SYMBOL: BVCC
                                             Web Site: www.bayviewcapital.com
                                             Contact: David A. Heaberlin
                                             (650) 312-7272



FOR IMMEDIATE RELEASE


August 27, 1998


                BAY VIEW CAPITAL INCREASES SHARE REPURCHASE PROGRAM

San Mateo, California - Bay View Capital Corporation (the "Company") announced today that its Board of Directors has authorized increasing the Company's share repurchase program to up to $50 million in shares of the Company's common stock. The Board believes the Company's shares at current valuations are extremely attractive.

         The Company's Board of Directors had previously authorized repurchasing up to S25 million in shares of the Company's common stock. Since announcing this initial authorization, the Company has repurchased approximately 530,000 shares at an average cost per share of $22.63.

         Bay View Capital Corporation is a diversified financial services holding company headquartered in San Mateo, California. Its business activities are concentrated in three principal areas: Bay View Bank, its Banking Platform; Bay View Acceptance Corporation, its Consumer Finance Platform; and Concord Growth Corporation, its Commercial Finance Platform.

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